Exhibit 10.1

November 1, 2016

Name of Executive

Address of Executive

Address of Executive

Re:	Change in Control Severance Agreement

Dear Executive:

Mid Penn Bancorp, Inc. (the “Company”) considers it essential and in the best interests of its stockholders to foster the continuous employment of key management personnel.  In this regard, the Board of Directors of the Company (the “Board”) recognizes that the possibility of a termination of employment related to a change in control of the Company may exist and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s executive management, including you, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a termination of employment.

In order to induce you to remain in the employ of the Company and in exchange for your agreement to the covenants contained herein, the Company agrees that you will receive the severance benefits set forth in this letter agreement (the “Agreement”) in the event your employment with the Company is terminated under the circumstances described below.

1.Term of Agreement.

1.1  The term of this Agreement will commence on the date above (the “Effective Date”) and will continue for a period of three (3) years thereafter.  On each anniversary of the Effective Date prior to a termination of the Agreement, without action by any party, this Agreement will automatically be renewed for one (1) additional year beyond the term otherwise established, unless one party provides written notice to the other party, at least ninety (90) days in advance of an Anniversary Date, of its intent not to renew this Agreement.  Nothing in this provision will preclude termination as otherwise provided or permitted under this Agreement.  Notwithstanding the foregoing, if a Change in Control occurs after the Effective Date and during the term of this

Agreement, this Agreement will continue in effect for a limited period of two (2) years after the date of such Change in Control, unless terminated sooner in accordance with this Agreement.

1.2  You acknowledge that your employment with the Company constitutes “at-will” employment and that, because you are an at-will employee, either you or the Company may terminate your employment at any time, upon written notice of termination within a reasonable period of time before the effective date of the termination, subject to the procedures and consequences set forth in this Agreement.

2.Severance Benefits.

2.1  Involuntary Termination by the Company or Voluntary Termination for Good Reason Following a Change in Control:  If your employment hereunder is terminated by the Company other than for death, disability, or Cause, or by you for Good Reason, in each case on or within 12 months after a Change in Control (such period, the “Protection Period”), you will be entitled to receive:

a.  A lump sum cash payment within sixty (60) days following your termination of employment equal to 2.0 times your highest annual base salary in effect during the 12 months preceding the date of your termination of employment; and

b.  For a period of  two (2) years following your termination, you and your beneficiaries will remain eligible to participate, on the same terms and conditions as apply from time to time to the Company’s executive management, in the medical, vision and dental programs of the Company; provided, however, that such eligibility will cease at such time as you become eligible to participate in comparable programs of a subsequent employer; and further provided that the Company will have no obligation to continue to maintain during such period any plan or program, solely as a result of the provisions of this Agreement; and further provided that if you are precluded from participating in any such plan or program by its terms or applicable law, you will receive a dollar amount equal to the after-tax cost (estimated in good faith by the Company) of obtaining such benefits, or substantially similar benefits, within thirty (30) days following the date of your termination.

2.2  Change in Control. “Change in Control” means, a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, as determined pursuant to Section 409A of the Internal Revenue Code of 1986 (the “Code”) and the regulations and guidance thereunder.

2.3  Cause. “Cause” means any of the following events: (a) breach of your fiduciary duty to the Company or your duty of loyalty to the Company; (b) willful act of material dishonesty with respect to any material matter involving the Company; (c) theft or material misuse of Company property; (d) willful violation of any material law or regulation applicable to the Company or any subsidiary of the Company; (e) willful violation of the Company’s material written policies or procedures; or (f) conviction of, or plea of guilty or nolo contendere to, a felony, any criminal charge involving moral turpitude, or illegal substance abuse.

2.4  Good Reason.  “Good Reason” means any of the following events:  (a) a diminution in base salary or other compensation and benefits following a Change in Control from the base salary and other compensation and benefits existing as of the Change in Control; (b) a diminution in authority, title, duties or responsibilities following a Change in Control from the authority, title, duties and responsibilities existing as of the Change in Control; or (c) a requirement that you perform a substantial portion of your employment duties at a location more than fifty (50) miles from the Company’s principal executive office on the date of this Agreement, in all cases after notice from you to the Company within ninety (90) days after the initial existence of any such condition that the condition constitutes Good Reason and the failure of the Company to cure such situation within thirty (30) days after said notice.

2.5  Clawback – For Cause Matters.  If, within ninety (90) days after a termination of your employment that entitles you to severance benefits under Section 2, the Board becomes aware of facts that, if known during your employment, it reasonably believes would have justified termination of your employment for Cause pursuant to Section 2.3 above, the Company may refrain from paying any unpaid amounts due under Section 2 or require you to promptly (but in no event less than ninety (90) days after notice to you of such determination by the Board) repay any amounts previously paid or the value of any benefits previously received under Section 2.

2.6  Accrued Benefits.  Upon your termination of employment for any reason during the Protection Period, you, or your estate, as applicable, will receive your accrued but unpaid annual base compensation and any accrued but unpaid or otherwise vested benefits under any Company benefit or incentive plan.

3.Limitation on Benefits.  Anything contained in this Agreement to the contrary notwithstanding, if any of the payments or benefits received or to be received by you pursuant to this Agreement (which the parties agree will not include any portion of payments allocated to the non-solicitation and non-competition provisions of Section 4 that are classified as payments of reasonable compensation for purposes of Code Section 280G), when taken together with payments and benefits provided to you under any other plans, contracts, or arrangements with the Company (all such payments and benefits, the “Total Payments”), will be subject to any excise tax imposed under Code Section 4999 (together with any interest or penalties, the “Excise Tax”), then such Total Payments will be reduced to the extent necessary so that no portion thereof will be subject to the Excise Tax.  To effectuate the reduction described above, if applicable, the Company will first reduce or eliminate the payments and benefits provided under this Agreement.  You may designate the payments or benefits under this Agreement (but not any payments of deferred compensation subject to Code Section 409A) to be reduced or eliminated to effect the reduction described above.  All calculations required to be made under this Section, including the portion of the payments hereunder to be allocated to the restrictive covenants set forth in Section 4 (or any payments to be allocated to a separate restrictive covenant agreement, if any), will be made by the Company’s independent public accountants, subject to the right of your representative to review the same.  The parties recognize that the actual implementation of the provisions of this Section are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

4.Covenant Not to Compete; Nonsolicitation; Confidential Information; Nondisparagement.

4.1  You agree with the Company that you will not at any time, except in performance of your obligations to the Company or with the prior written consent of the Company, directly or indirectly, reveal to any “Person” (as defined in Section 3(9) of the Employee Retirement Income Security Act of 1974, as amended) (other than the Company, or its employees, officers, directors, shareholders, or agents) or use for your own benefit any information deemed to be confidential by the Company or any of its subsidiaries or affiliates (such subsidiaries and affiliates, collectively “Affiliates”) (“Confidential Information”) relating to the assets, liabilities, employees, goodwill, business affairs of the Company or any of its Affiliates, including, without limitation, any information concerning past, present, or prospective customers, marketing, operating, or financial data, or other confidential information used by, or useful to, the Company or any of its Affiliates and known (whether or not known with the knowledge and permission of the Company or any of its Affiliates and whether or not at any time prior to the Effective Date developed, devised, or otherwise created in whole or in part by your efforts) to you by reason of your employment by, shareholdings in or other association with the Company or any of its Affiliates.  You further agree that you will retain all copies and extracts of any written or electronic Confidential Information acquired or developed by you during any such employment, shareholding, or association in trust for the sole benefit of the Company, its Affiliates, and their successors and assigns.  You further agree that you will not, without the prior written consent of the Company, remove or take from the Company’s or any of its Affiliate’s premises (or if previously removed or taken, you will promptly return) any written or electronic Confidential Information or any copies or extracts thereof.  Upon the request and at the expense of the Company, you will promptly make all disclosures, execute all instruments and papers, and perform all acts reasonably necessary to vest and confirm in the Company and its Affiliates, fully and completely, all rights created or contemplated by this Section 4.1.  The term “Confidential Information” will not include information that is or becomes generally available to the public other than as a result of a disclosure by, or at the direction of, you.  Your agreements set forth in this Section 4.1 regarding Confidential Information are independent of, and in addition to, your agreements set forth in the rest of Section 4 and will not be construed either to enlarge or to contract the scope of such other agreements.

4.2  You agree with the Company that, for so long as you are employed by the Company or any of its Affiliates and, for the six (6) month period after a termination of employment voluntarily by you or by the Company for Cause, each prior to a Change in Control, you will not, without the prior written consent of the Company, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent, or otherwise, alone or in association with any other Person, become involved in a Competing Business (as defined below) in any county in the Commonwealth of Pennsylvania in which the Company or any of its Affiliates has maintained a branch or other office during the period of your employment.  This Section 4.2 will not be violated, however, by your investment of up to $100,000 in the aggregate in one or several publicly-traded companies that engage in a Competing Business.

4.3  As a separate and independent covenant, you agree with the Company that, for so long as you are employed by the Company or any of its Affiliates and, for the six (6) month period after a termination of employment for any reason (whether prior to or after a Change in Control), you will not in any way, directly or indirectly (except in the course of your employment with the Company and its Affiliates), for the purpose of conducting or engaging in any Competing Business, call upon, solicit, or advise any Person who is, or was, during the then most recent 12-month period, a customer of the Company or any of its Affiliates, or take away or interfere or attempt to take away or interfere with any custom, trade, business, patronage, or affairs of the Company or any of its Affiliates, or hire or attempt to hire, or otherwise engage or attempt to engage as an independent contractor or otherwise any Person who is, or was during the then most recent 12-month period, an employee, officer, representative, or agent of the Company or any of its Affiliates, or solicit, induce, or attempt to solicit or induce any Person who is an employee, officer, representative, or agent of the Company or any of its Affiliates to leave the employ of the Company or any of its Affiliates or cease their business relationship with Company or any of its Affiliates (as the case may be), or violate the terms of their contracts, or any employment arrangements, with the Company or any of its Affiliates.

4.4  For purposes of this Section 4, a “Competing Business” means a business or enterprise (other than the Company and its Affiliates) that is engaged in the commercial banking, financial services or investment, insurance or any similar financial services-related business in which the Company or any of its Affiliates is engaged.

4.5  You confirm that all Confidential Information is and will remain the exclusive property of the Company and its Affiliates.  All business records, papers, and documents kept or made by you relating to the business of the Company will be and remain the property of the Company and its Affiliates.

4.6  You agree to refrain from performing any act, engaging in any conduct or course of action or making or publishing any statements, claims, allegations or assertions which have or may reasonably have the effect of demeaning the name or business reputation of the Company or any of its subsidiaries, or any of its or their employees, officers, directors, agents or advisors in their capacities as such or which adversely affects (or may reasonably be expected adversely to affect) the best interests (economic or otherwise) of any of them.  Subject to the provisions of this Agreement, nothing in this Section 4.6 will preclude you from fulfilling any duty or obligation that you may have at law, from responding to any subpoena or official inquiry from any court or government agency, including providing truthful testimony, documents subpoenaed or requested or otherwise cooperating in good faith with any proceeding or investigation; or from taking any reasonable actions to enforce your rights under this Agreement.

4.7  Without intending to limit the remedies available to the Company and its Affiliates, you agree that a breach of any of the covenants contained in this Section 4 may result in material and irreparable injury to the Company or its Affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company and its Affiliates will be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining you from engaging in activities prohibited by this Section 4 or such other relief as may be required specifically to enforce any of the covenants in this Section 4.  Such injunctive relief in any court will be available to the Company and its Affiliates in lieu of, or prior to or pending determination in, any arbitration proceeding.

4.8  Although you and the Company consider the restrictions contained in this Section 4 to be the minimum restriction reasonable for the purposes of preserving the Company’s goodwill and other proprietary rights, if a final determination is made by a court that the time or territory, or any other restriction contained in this Section 4 is an unreasonable or otherwise unenforceable restriction against you, the provisions of this Section 4 will not be rendered void, but will be deemed amended to apply as to such maximum time and territory and to such other extent as the court may determine to be reasonable.

4.9  Notwithstanding anything to the contrary in Section 2.1, in the event that you breach any of the covenants contained in this Section 4:

a.  Any remaining payments or benefits to be provided under Section 2.1 will not be paid or will cease immediately upon such breach; and

b.  The Company will be entitled to the immediate repayment of all payments and benefits provided under Section 2.1.

4.10  You agree that the covenants contained in this Section 4 may be assigned by the Company, as needed, to affect its purpose and intent and that the Company’s assignee will be entitled to the full benefit of the restrictions enjoyed by the Company under the terms of these covenants.

5.Binding Effect and Benefit.

5.1  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure by the Company to obtain such assumption and agreement prior to the effectiveness of any such succession will constitute a material breach of this Agreement.  As used in this Agreement, “the Company” means the Company as defined above and any successor to the respective business or assets of the Company as abovementioned which assumes and agrees to perform this Agreement by operation of law, or otherwise.

5.2  This Agreement will inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees.  If you should die while any amount is payable to you under this Agreement if you had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee, or, if there is no such designee, to your estate.

6.Assignment.  This Agreement will not be assignable by either party hereto, except as provided in Section 4.10 and by the Company to any successor in interest to the business of the Company, provided that the Company (if it remains a separate entity) will remain fully liable under this Agreement for all obligations, payments, and otherwise.

7.No Mitigation or Offset.  In the event of termination of your employment, you will be under no obligation to seek other employment and there will be no offset against any payment or benefit provided for in this Agreement on account of any remuneration or benefits from any subsequent employment that you may obtain, subject to Section 2.1(b).

8.Application of Code Section 409A.

8.1  Notwithstanding anything in this Agreement to the contrary, the receipt of any benefits under this Agreement as a result of a termination of employment will be subject to satisfaction of the condition precedent that you undergo a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h) or any successor thereto.  In addition, if you are deemed to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provisions of any benefit that is required to be delayed pursuant to Code Section 409A(a)(2)(B), such payment or benefit will not be made or provided prior to the earlier of (i) the expiration of the six (6) month period measured from the date of your “separation from service” (as such term is defined in Treas. Reg. § 1.409A-1(h)), or (ii) the date of your death (the “Delay Period”).  Within ten (10) days following the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein.  To the extent that the foregoing applies to the provision of any ongoing welfare benefits to you that would not be required to be delayed if the premiums therefore were paid by you, you will pay the full costs of premiums for such welfare benefits during the Delay Period and the Company will pay you an amount equal to the amount of such premiums paid by you during the Delay Period within ten (10) days after the conclusion of such Delay Period.

8.2  Except as otherwise expressly provided herein, to the extent any expense reimbursement or other in-kind benefit is determined to be subject to Code Section 409A, the amount of any such expenses eligible for reimbursement or in-kind benefits in one calendar year will not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year (except under any lifetime limit applicable to expenses for medical care), in no event will any expenses be reimbursed or in-kind benefits be provided after the last day of the calendar year following the calendar year in which you incurred such expenses or received such benefits, and in no event will any right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

8.3  Any payments made pursuant to Section 2.1, to the extent of payments made from the date of termination through March 15th of the calendar year following such date, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision.

8.4  To the extent it is determined that any benefits described in Section 2.1(b) are taxable to you, they are intended to be payable pursuant to Treas. Reg. §1.409A-1(b)(9)(v), to the maximum extent permitted by said provision.

9.Miscellaneous.

9.1  The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

9.2  The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the Commonwealth of Pennsylvania, without regard to its conflict of laws principles.

9.3  No waiver by you or the Company at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company or you, respectively, will be deemed a waiver of that or any other provision at any subsequent time.

9.4  This Agreement is the exclusive agreement with respect to the severance benefits payable to you in the event of a termination of your employment.  All prior negotiations and agreements are hereby merged into this Agreement.  You acknowledge and agree that any employment agreement, offer letter, and/or any agreement regarding change in control or termination benefits, previously entered into between you and the Company is immediately null and void.

9.5  Notwithstanding the termination of this Agreement, the provisions which specify continuing obligations, compensation and benefits, and rights will remain in effect until such time as all such obligations are discharged, all such compensation and benefits are received, and no party or beneficiary has any remaining actual or contingent rights under this Agreement.

10.Legal Fees.  In the event of a dispute following a Change in Control, the Company, or its successor, will reimburse you for all legal fees and expenses incurred by you in attempting to obtain or enforce rights or benefits provided by this Agreement, but only with respect to such claim or claims upon which you prevail.

11.Regulatory Matters.  The obligations of Company under this Agreement shall in all events be subject to any required limitations or restrictions imposed by or pursuant to the Federal Deposit Insurance Act or the Pennsylvania Banking Code of 1965 as the same may be amended from time to time, including but not limited to, that all payments made to you pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with applicable laws and any regulations promulgated thereunder, including, without limitation, 12 C.F.R. Part 359.

_________________________

If you agree to the terms of this Agreement, please sign on the line provided below and return two signed copies to the Company.  A fully executed copy will be returned to you for your files after it is signed by the Company.

Sincerely,

MID PENN BANCORP, INC.

By:

Title:

Dated:

Agreed to and accepted and intending to be legally bound:

Name of Executive

Dated:

9